EXHIBIT 99.2

374Water Releases First Investor Presentation Under

New Leadership Team

Significant Market Potential, Focused Execution, and Strategic Capital Management Anchor the Company’s Outlook

MORRISVILLE, NC – April 16, 2026 (ACCESS NEWSWIRE) – 374Water Inc. (NASDAQ: SCWO) (“374Water” or the “Company”), a leading cleantech and environmental services company developing supercritical water oxidation technology for the destruction of organic waste streams, today released its newest Investor Presentation as it continues to expand its Waste Destruction Services facility in Orlando, FL, scale operations, and construct additional AirSCWO Systems.

The updated presentation is available on the Company’s Home page at 374Water.com, and on the Investor Relations page.

“This is a turning point for 374Water, and this updated presentation reflects the meaningful progress 374Water has made across our commercial, operational, strategic and organizational priorities,” said Danny Bogar, Chief Executive Officer of 374Water.

“We are actively serving customers, scaling our Waste Destruction Services operations, and advancing deployments with forward-thinking municipal partners. We believe the AirSCWO platform addresses one of the most urgent environmental challenges of our time — the permanent destruction of PFAS and other hazardous organic waste — and believe we are well-positioned to capture the significant market opportunity ahead.”

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The presentation includes updates across several key areas:

AirSCWO Technology:

374Water’s AirSCWO proprietary and defensible destruction platform offers what most technologies can’t achieve.   With destruction efficiencies often exceeding >99.99%, AirSCWO offers true destruction – not removal or concentration of PFAS and other harmful organic pollutants.

Markets:

The significant demand for organics destruction technology including AirSCWO is generated from three major sectors, municipal, federal, and industrial.  374Water has strong anchor partnerships within each sector as we respond to customer demand.  The global addressable market exceeds $450B+ as liabilities related to PFAS mount, alternatives for handling biosolids are limited, regulation prioritizes human health, and existing technologies fall short of destruction.

Technology & Services:

374Water plans to offer Waste Destruction Services (“WDS”) and Integrated Destruction Operations (“IDO”) to customers across market verticals.

374Water partners with renowned waste management companies, municipalities and treatment, storage, and disposal facilities (“TSDFs”) to offer turn-key collection and destruction services for various waste types.  Spent granulated activated carbon (“GAC”) and ion exchange resin (“IX”), foam fractionate, and aqueous film forming foam (“AFFF”) can be received, stored, and destroyed at our WDS hubs.  The Company accommodates customers’ needs by offering processing of waste and certificates of destruction with full analysis services and results.  The mobile AirSCWO system can be deployed on-site for wastes that are highly sensitive or cannot be transported, where volumes are limited, or where infrastructure does not support on-going operations.

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Where waste streams are continuously generated, such as wastewater treatment plants or industrial facilities, 374Water will deploy and operate modular, scalable systems to meet the demand.  374Water has partnered with multiple facilities across the United States to refine and scale AirSCWO systems for specific applications, develop facilities integration and operations, and deliver the value and benefit of integrated AirSCWO technology.

Strategic Partnerships:

374Water leverages the abilities of AirSCWO through strategic partnerships to increase our market reach and offer markets complete solutions from collection through destruction.  The Company has engaged with several prominent contractors with the U.S. Department of Defense, as well as others such as Crystal Clean and Clean Earth to accelerate the pace of exposure, adoption, and growth.

Global water and wastewater technology companies, infrastructure companies, as well as global design and engineering firms, are witnessing the same market demands and trends.  As they pivot to stay atop the market, they are looking to advance technologies such as AirSCWO that provide a solution that destroys wastes and liabilities.

Leadership:

The Company appointed Daniel Bogar as President and Chief Executive Officer in February 2026, and added three experienced independent directors to its Board of Directors — Steve McKnight, Brad Freels, and Chuck Weiser who joined Jim Pawloski and Marc Deshusses — strengthening governance and strategic oversight.  Rick Davis, a former Board of Director, also recently rejoined as a member of the Board of Directors and brings extensive capital markets knowledge.

The new leadership team prioritizes the efficient use of capital as it executes on its strategic objectives such as delivering revenue-generating contracts, scaling WDS operations in Orlando, and raising additional capital for scale the organization and build additional AirSCWO systems.

About 374Water

374Water Inc. (NASDAQ: SCWO) is a cleantech environmental services company providing innovative solutions addressing wastewater treatment and waste management issues within the industrial, municipal, and federal markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of nonhazardous and hazardous organic wastes, producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn .

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Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipate," "believe," "confidence," "could," "design," "estimate," "expect," "intend," "may," "plan," "predict," "project," "potential," or other comparable terminology are intended to identify forward-looking statements. These statements include, without limitation, 374Water’s belief the AirSCWO platform addresses one of the most urgent environmental challenges of our time, 374Water’s belief we are well-positioned to capture the significant market opportunity ahead, 374Water’s plan to offer Waste Destruction Services and Integrated Destruction Operations to customers across market verticals and 374Water will deploy and operate modular, scalable systems to meet the demand of wastewater treatment plants or industrial facilities. 374Water has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While 374Water believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the 374Water's control. These forward-looking statements are subject to risks and uncertainties, including those discussed under "Risk Factors" in 374Water's Form 10-K for the year ended December 31, 2025, and in 374Water's subsequent filings and reports with the SEC. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by laws, 374Water disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Belton Copp

Vice President

Direct: 401-419-1545

Belton.Copp@374water.com

www.374Water.com

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